                                                                    EXHIBIT 2.4
                       AGREEMENT FOR PURCHASE AND SALE


                               SEPTEMBER 5, 1997



                SELLER:             WERNER O. KUNZLI

                PURCHASER:          THE GROVE CORPORATION

                PROPERTY:           HIGH MEADOW APARTMENTS
                                    110 JOBS HILL ROAD
                                    ELLINGTON, CT 06029

                               A G R E E M E N T
                               -----------------


     THIS AGREEMENT dated this 5th day of September, 1997, by and between WERNER
O. KUNZLI, of Tolland, Connecticut (the "Seller") and THE GROVE CORPORATION, a Connecticut corporation having its principal place of business in Hartford, Connecticut (the "Purchaser").

                         W I T N E S S E T H   T H A T:

     WHEREAS, the Seller is the sole owner of HIGH MEADOW APARTMENTS, a 100 unit residential apartment project located in Ellington, Connecticut; and

     WHEREAS, the Purchaser wishes to acquire the Property from the Seller, and the Seller is willing to sell the same to the Purchaser in accordance with the terms hereof;

     NOW, THEREFORE, for One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1.   Purchase and Sale.
          -----------------

     A. The Purchaser agrees to purchase and the Seller agrees to sell all of the Seller's right, title and interest in and to the Seller's property (including all easements and appurtenances) located at Jobs Hill Road and Muddy Brook Road, Ellington, Connecticut (the "Property") and more particularly described on EXHIBIT A, attached hereto and made a part hereof, together with
             ---------
all buildings, structures, improvements, machinery, equipment and fixtures attached to or affixed to the Property, and all personal property owned by the Seller and used in connection with operation of the apartment project, except for the following items of personal property which will remain property of the Seller and be removed on or before the date of closing: Two box trailers including all contents therein and one Chevy pick-up truck.

     B. In addition, the Purchaser agrees to assume all of the Seller's obligations and liability under and indemnify and hold the Seller harmless from and liability under: (i) the residential leases in effect on the date of closing, including the Seller's obligations regarding security deposits; (ii) the contracts identified on EXHIBIT B, attached hereto and made a part hereof;
                            ---------
and (iii) any other obligation or liability assumed by the Purchaser under the terms hereof or in connection with the transaction contemplated hereby. Seller is responsible and will indemnify Purchaser for all obligations arising out of such leases, contracts, etc. which obligations arise prior to the closing and Purchaser is responsible and will indemnify Seller for all obligations arising out of such leases, contracts, etc. which obligations arise subsequent to the closing.

     2.   Purchase Price.
          --------------

     A. The purchase price for the Property shall be FOUR MILLION FIFTY THOUSAND AND NO/100 DOLLARS ($4,050,000.00), payable as follows:

          (i) TEN THOUSAND AND NO/100 DOLLARS ($10,000.00) as a deposit which was paid on or about August 20, 1997 to Witten & Nolletti, Trustee (Escrow Agent);

          (ii) FORTY THOUSAND AND NO/100 DOLLARS ($40,000.00) as an additional deposit on the date of execution of this Agreement by the Purchaser, which deposit shall also be paid to Witten & Nolletti, Trustee (Escrow Agent);

          (iii) FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) as a further deposit on or before September 29, 1997, which is the date by which the Purchaser's due diligence is to be completed. Such additional deposit of FIFTY THOUSAND ($50,000.00) DOLLARS, together with the previous deposits of TEN THOUSAND ($10,000.00) DOLLARS and FORTY THOUSAND ($40,000.00) DOLLARS which were previously held by the Witten & Nolletti, Trustee, shall be paid over to the Seller's counsel, Kahan, Kerensky & Capossela, who shall from and after receipt of such deposits become the new Escrow Agent;

          (iv) The balance of THREE MILLION NINE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($3,950,000.00) shall be paid in full at closing by bank or certified check or by wire transfer.

     B. It is agreed and understood that if a closing does not occur for any reason other than a default by the Seller, the Seller shall be entitled to a reimbursement from the deposits being held by Escrow Agent for his actual out-of-pocket legal expenses in connection with this transaction, up to a maximum of Five Thousand and no/100 Dollars ($5,000.00).

     3.   Title Contingency; Conveyance; Exceptions.
          -----------------------------------------

     A. (i) The Purchaser's obligations hereunder to purchase the Property are specifically contingent upon the Seller conveying to the Purchaser at closing a good and marketable title to an indefeasible estate in fee simple in and to the Property, subject only to the exceptions to title set forth in subparagraph B of this Article 3. Such conveyance will be made by warranty deed in the usual form according to Connecticut practice. The Seller will remove all mortgages, mechanics liens and judgment liens at or prior to the closing. The deed shall be delivered, duly executed, to the Purchaser at closing upon the payment of all sums to be then paid by the Purchaser and shall be prepared by the Seller at his expense. The Seller shall pay all Conveyance Taxes resulting from the transfer of title to the Purchaser. At the Closing, the Seller shall deliver to the

Purchaser all usual and customary documents for a transaction of this type.

  (ii) In the event that the Seller cannot convey title to the Property to the Purchaser in accordance with this Agreement, then the Seller may, at his option, extend the date of closing for thirty (30) days in order to cure the title defect. If the title defect is not cured within this thirty (30) day period, then the Purchaser shall have the option of (a) accepting such title as the Seller can convey, without a reduction in the purchase price; or (b) terminating this Agreement, in which case neither party shall have any further rights or obligations to purchase or sell the Property under this Agreement. In such event, all deposits paid by the Purchaser shall be returned to the Purchaser. Notwithstanding any provision herein to the contrary, Seller will be obligated to correct any title problem which can be corrected for less than FIFTY THOUSAND ($50,000.00) DOLLARS.

     B. The Property will be conveyed by the Seller and accepted by the Purchaser subject to the following:

          (i) Any restrictions and limitations now existing or hereafter imposed by governmental authority, including inland wetlands, flood hazard regulations and building regulations and zoning and planning rules and regulations of the Town of Ellington, provided there are no material violations thereof as of closing;

          (ii) Taxes, not delinquent as of closing, of the Town of Ellington and any other taxing district in which the Property are situated (which taxes the Purchaser will assume and agree to pay in the deed of conveyance heretofore referred to);

          (iii) Such easements and restrictions as of record may appear provided that they do not impair the marketability of the Property or interfere in any way with the existing use of the Property as an apartment project; and

          (iv) Any state of facts which an accurate survey or personal inspection of the Property would reveal or discover.

          Seller agrees that he will not further encumber the property prior to closing.

     4.   Due Diligence Contingency.
          -------------------------

          A. It is expressly understood and agreed that the Purchaser's obligations to complete the closing of the purchase of the Property are subject to and contingent on the Purchaser completing its due diligence regarding the structural, mechanical and environmental condition of the Property and the financial condition of the apartment project on or before September 29,

1997, and the results of such due diligence being satisfactory to the Purchaser in its sole discretion.

          B. Specifically, but without limitation, the Purchaser's due diligence may include the following:

          (i) An environmental audit of the Property, including any tests and inspections the Purchaser elects to undertake;

          (ii) A structural, mechanical and engineering review of the buildings and improvements situated on the Property; and

          (iii) A full financial review of the operation of the Property, including rental histories, repair records, management records and financial statements;

          C. The Seller agrees to cooperate fully with the Purchaser and its agents, representatives and employees at all times and in all manner during the Purchaser's due diligence. The Seller will provide the Purchaser and his agents, representatives and employees with access to the property during the due diligence period, and will make available all financial information and all other relevant information within September 10, 1997.

          D. The Purchaser agrees to indemnify, defend, and hold the Seller harmless from and against any and all losses, costs, claims, damages, liabilities, and expenses, including reasonable attorney's fees and other costs and expenses incurred, sustained by, or asserted against the Seller arising from the actions of the Purchaser, or any of its agents, representatives or employees, during the Purchaser's due diligence as provided herein.

          E. If the Purchaser determines that the result of any portion of its due diligence is unacceptable to it in its sole discretion, it shall have the right to notify the Seller, in writing, on or before September 29, 1997 that it is exercising its right to terminate this Agreement. The Purchaser hereby agrees that upon such termination, it will execute and deliver a Non-Disclosure Agreement in form and content reasonably satisfactory to the Seller. In the event the Purchaser does not notify the Seller, in writing, on or before September 29, 1997 that the result of a portion of its due diligence is
unacceptable, then the due diligence contingency of this   Article 4 shall be
deemed to have been met.

     5.   Adjustments.  At closing, adjustments shall be made in accordance with
          -----------
the custom of the Tolland County Bar Association for the following:

          A.   Town of Ellington real and personal property taxes;

          B. Rents (on an as and when collected basis) and security deposits (together with any interest thereon); rents collected by Purchaser after the month of Closing shall be applied first to current rents;

          C.   Water, fuel and sewer charges;

          D.   The contracts and obligations set forth on EXHIBIT B; and
                                                          ---------

          E. Any other item customarily adjusted for in transactions such as this one.

     6.   Seller's Representations, Warranties and Covenants.
          --------------------------------------------------

     A. The Seller hereby represents, warrants and covenants to the Purchaser as follows:

          (i) There are no judgments, actions, suits, proceedings, orders, investigations or claims pending, existing or to the best of the Seller's knowledge, threatened against the Property, at law or in equity, or before any governmental agency, nor is the Property the subject of any governmental investigations or inquiries, and, to the best of the Seller's knowledge, there is no basis for any of the foregoing, except as respects ongoing landlord/tenant legal proceedings in the ordinary course of the Seller's operation of the apartment project at the Property.

          (ii) There are no employment contracts, service contracts, or other agreements or obligations affecting the Property or the operation of the apartment project other than those listed on EXHIBIT B, attached hereto and made
                                             ---------
a part hereof and those executed between the date hereof and the closing which shall be executed in the ordinary course of business after the consent of Purchaser is obtained, which consent will not be unreasonably withheld, and which shall be added to EXHIBIT B at closing. As of the date of the closing,
                        ---------
all such contracts and agreements are in full force and effect and there are no existing material defaults thereof.

          (iii) Prior to and through the date of closing, the Seller shall cause the Property to be operated and maintained diligently and the ordinary business of the activities of the Property conducted in a manner that has been customary in his ordinary course of business. During this period, without the prior approval of the Purchaser, which approval will not be unreasonably withheld, the Seller shall not enter into any new leases at less than the posted "street rent" or any restrictive operational contracts for the Property. Furthermore, Seller will not amend any existing lease or existing contract in any material manner.

          (iv) All documents, materials, contracts and financial information reviewed by or delivered to the Purchaser in connection with this transaction are true and accurate in all material respects and will be true and accurate in all material respects as of the closing.

          (v) The Seller has good and marketable title in fee simple to the Premises and to the appurtenant rights and the personal property subject only to permitted encumbrances.

          (vi) To the best of the Seller's knowledge, with respect to the current use of the Premises, the Premises presently comply and will at the time of the Closing in all material respects with all applicable restrictive covenants, zoning and subdivision ordinances, building and fire codes, health and environmental laws and regulations, and all other applicable municipal, state or Federal laws, rules and regulations ("Laws"). The transactions contemplated herein will create no violations of any Laws affecting the Premises or any part thereof (including, without limitations, subdivision regulations.)

          (vii) The Seller has received no notice of any condemnation or eminent domain proceedings or negotiations for the purchaser or any of the Premises in lieu of condemnation and, to the best of the Seller's knowledge, no condemnation or eminent domain proceedings or negotiations have been commenced or threatened in connection with the Premises or any portion of it.

          (viii) The Commercial Property Damage Insurance and Commercial General Liability Insurance presently carried by the Seller respecting the Property (and the premium therefor) is as follows: $3,330,000.00 of property coverage on a replacement cost basis; $1,000,000.00 of liability coverage; one years's actual loss of rent coverage; all for an annual premium of $13,633.00.

          (ix) To the best of the Seller's knowledge, there has been no Hazardous Waste" (as such term is defined in the Connecticut General Statutes
Section 22a-115, as amended) and/or "Spill" (as such term is defined in Connecticut Public Act 85-443, Section 1, as amended) and/or "Hazardous Substance" (as such term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.(S)9061 eq seq. and/or any environmental contamination (including, but not limited to asbestos and polychlorinated biphenyl fluids ("PBC's) released on or onto or contained with the Premises.

          (x) The Premises legally include (i) a total of 100 residential apartment units including 98 one-bedroom apartments consisting of about 600 square feet each, and 2 two-bedroom apartments consisting of about 700 square feet each and (ii) adequate parking for all said units.

          (xi) The Premises are structurally sound and all systems of the Property (including without limitation, septic systems, electrical systems, heating systems, air conditioning systems and plumbing systems) are in good working order and condition. To the best of the Sellers knowledge, the Premises are free of vermin and termites and other wood ingesting insects.

          (xii) There are four 2,000 gallon underground fuel oil storage tanks located at the Premises. These tanks were installed when the buildings were constructed approximately 20 years ago. The Seller believes that these tanks comply with all environmental regulations and has no knowledge that the tanks pose any environmental risk.

          (xiii) OTHER. Other than those representations and warranties specifically made herein, the Seller is making no representations or warranties of any kind or nature regarding the Property or any buildings, structures, improvements, machinery, equipment and fixtures attached to or affixed to the Property.

     B. All representations, warranties and covenants made by the Seller herein, expressed or implied, shall survive for a period of six months following the closing. Any claims to be made by the Purchaser for a breech of any such representations, warranties or covenants shall be made, if at all, prior to the expiration of such six months.

     7.   Purchaser's Representations, Warranties and Covenants.
          -----------------------------------------------------
The Purchaser hereby represents, warrants and covenants to the Seller as follows:

          A. It is a validly formed Connecticut corporation in good standing with the State of Connecticut.

          B. All corporate action necessary to authorize and approve the execution of this Agreement and the purchase provided for herein has been properly taken.

     8.   Closing.  The closing of the purchase and sale of the  Property shall
          -------
be held at the offices of Kahan, Kerensky & Capossela, Vernon, Connecticut, on or before November 15, 1997.

     9.   Broker.  The Purchaser represents to the Seller that it has not dealt
          ------
with any broker in connection with the purchase of the Property, except Witten & Nolletti whose commission will be paid by the Purchaser. The Seller and the Purchaser shall each indemnify and hold the other free and harmless from all losses, damages, costs and expenses (including attorneys fees) that either may suffer as a result of any claim or suit brought by any other broker or finder who claims that he participated with the Seller or the Purchaser, as the case may be, in this transaction.

     10.  Termination.  This Agreement shall terminate in accordance with the
          -----------
following:

          A. At the Seller's option, if the Purchaser shall not be ready, willing and able to close in accordance with the terms hereof, or has otherwise breached a material term of this Agreement and has not cured such breach by the date of the closing as provided herein. The parties agree that the damages that the Seller would sustain as a result thereof would be substantial but would be costly and difficult to establish or ascertain. The parties therefore agree that in the event of such a breach or default, the Seller shall be entitled to receive and retain all deposits paid by the Purchaser as liquidated damages as his sole remedy, at law or in equity, against the Purchaser for such breach.

          B. At the Purchaser's option, if the results of its due diligence are unsatisfactory to the Purchaser in its sole discretion, if a contingency or condition precedent to the Purchaser's obligations is not satisfied, if the Seller has breached a material term of this Agreement, or if any representation or warranty of the Seller shall be materially untrue or inaccurate as of the closing. In the event of the Purchaser's termination, all deposits paid by the Purchaser shall be promptly returned to the Purchaser, subject to the provisions of Article 2B (unless termination is due to Seller's default), and if the termination is as a result of the Seller's default, Purchaser shall have all remedies available at law or in equity.

     11.  Risk of Loss.  All risk of loss to the Property shall remain upon the
          ------------
Seller prior to closing. In the event of damage by fire or other casualty to the Premises prior to the Closing, the Purchaser shall have the option to terminate this Agreement. If the Purchaser shall exercise its right to terminate this Agreement pursuant to this Section 11 the Seller shall return the Deposit to the Purchaser, and all parties shall be relieved of all further liabilities and obligations hereunder. If the Purchaser does not elect to terminate this Agreement, this Agreement shall remain in full force and effect and in such event the Seller shall pay over and assign or cause to be paid over and assigned to the Purchaser at the Closing any and all proceeds and claims under any casualty insurance policies insuring the damaged property. Notwithstanding the foregoing, in the event that the cost of restoration of any casualty is less than FIFTY THOUSAND ($50,000.00) DOLLARS, in lieu of terminating the Agreement or accepting insurance proceeds, the Purchaser may require the Seller to restore the Premises to substantially its former condition, in which case the Seller shall be entitled to retain any insurance proceeds on account of such casualty. In such event, the Closing shall be adjourned until the restoration is complete, provided that if the restoration is not complete within sixty (60) days after the Purchaser notifies the Seller that it has elected to have the Seller restore the damage, the Purchaser shall have the right to terminate this Agreement, in which event the Deposit shall be returned to the Purchaser and either the Purchaser nor the Seller shall have any further rights or obligations hereunder. The Purchaser shall give written notice to the Seller of any election pursuant to this paragraph within fifteen (15) business days following receipt by the Purchaser of written notice of any such casualty.

     12.  Condemnation.  If, prior to the Closing, all or any part of the
          ------------
Premises is taken by eminent domain, the Purchaser shall have the option either
(i) to elect not to acquire the Premises, in which case the Seller shall return the Deposit to the Purchaser, this Agreement shall terminate and the parties shall be relieved of all further rights and obligations with respect thereto, or
(ii) to acquire the Premises, subject to such action, without adjustment in the Purchase Price and otherwise in accordance with the terms and provisions of this Agreement, but the Purchaser shall upon Closing be entitled to the proceeds of all awards made on account of such taking which would otherwise accrue to the Seller. The Purchaser shall give written notice to the Seller of any election pursuant to this Section within five (5) business days following receipt by the Purchaser of any written notice of such taking or proposed taking. Failure of the Purchaser to make such election within said period shall be deemed an election to proceed to Closing pursuant to clause (i) above.

     13.  Escrow Agent's Powers.  The Seller and the Purchaser acknowledge and
          ---------------------
agree that the Escrow Agent shall hold the Deposit pursuant to the terms and conditions of this Agreement subject to the following:

          (a) The Escrow Agent shall act as a depository only and, pending settlement of the transaction contemplated by this Agreement, the Deposit shall be invested in a non-interest bearing account, and shall be disbursed in accordance with the terms of this Agreement, or as directed in writing by the Seller and the Purchaser.

          (b) In the event either the Seller or the Purchaser shall claim default under the terms of this Agreement, the Escrow Agent will not be required to deliver the Deposit to either of the parties without the written consent of the other, or upon failure thereof, until the right of either of the parties to receive the Deposit shall be fully determined by a court of proper jurisdiction.

          (c) the Seller and the Purchaser hereby release and discharge the Escrow Agent from all matters with respect to the subject matter hereof (except for gross negligence or intentional wrongdoing), and agree to indemnify and hold the Escrow Agent harmless from and against all costs, damages, judgments, attorney's fees, expenses, obligations, and liabilities of any kind or nature which, in good faith, the Escrow Agent may incur or sustain in connection with this Agreement, and without limiting the generality of the foregoing, the Escrow Agent shall not incur any liability due to a delay in the electronic wire transfer of funds or with respect to any action taken or omitted in reliance upon any instrument, including any written notice or instructions provided for this Agreement, not only as to its due execution and the validity and effectiveness of its provision, but also as to the trust and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement.

     14.  Miscellaneous.
          -------------

          A. TIME IS OF THE ESSENCE. TIME IS OF THE ESSENCE to all terms of this Agreement, except where otherwise provided herein.

          B. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          C. ATTORNEYS' FEES. In the case of any dispute under this Agreement, the prevailing party shall be entitled to recover all its costs and reasonable attorney's fees, including costs and fees in connection with arbitration, litigation and any appeal.

          D. NOTICES. Any notices required or permitted hereunder shall be effective when and if in writing and personally presented to and receipted by the opposite party (or its authorized agent) or sent either by United States Mail, Certified or Registered, return receipt requested, or by a nationally recognized overnight courier service (also with documented receipt of delivery to the opposite party or its authorized agent); or by facsimile transmission where Fax numbers are indicated below, with a copy simultaneously sent by regular mail together with a transmission receipt to the address indicated.

     All such notices shall be effective as of the documented date of receipt or when delivery is refused and shall be addressed as follows:

          To Seller:     Werner O. Kunzli
                         60 Hartford Turnpike
                         Tolland, CT  06084
                         FAX: (860) 872-3033

          Copy to:       Joseph P. Capossela, Esq.
                         Kahan, Kerensky & Capossela
                         45 Hartford Turnpike
                         P.O. Box K
                         Vernon, CT  06066
                         FAX: (860) 647-8302

          To Purchaser:  The Grove Corporation
                         598 Asylum Street
                         Hartford, CT

          Copy to:       Peter Sorokin, Esq.
                         Rogin, Nassau, Caplan, Lassman &
                         Hirtle, LLC
                         CityPlace I, 22nd Floor
                         Hartford, CT  06103
                         FAX:  (860) 278-2179

          E. ENTIRE AGREEMENT. This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof, and all prior agreements between the parties are deemed to be null and void.

          F. AMENDMENTS. The Agreement may not be changed, modified or terminated, except by an instrument executed by the parties hereto who are or will be affected by the terms of such instrument.

          G. WAIVER. No waiver by any party of any failure or refusal to comply with obligations of any other party shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

          H. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall inure to the benefit of, and shall bind, the heirs, executors, administrators, successors and assigns of the parties. In no event, however, shall the Purchaser assign or delegate to any person or party any of its rights or obligations hereunder, except to an entity in which Brian Navarro has a direct or indirect interest.

          I. PARTIAL INVALIDITY. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

          J. SECTION HEADINGS. The headings of the various sections of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, expand or restrict any of the provisions of this Agreement.

          K. GOVERNING LAW; INTERPRETATION. This Agreement shall be construed and enforced in accordance with the laws of the State of Connecticut, and this Agreement shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that all of the parties have contributed substantially and materially to the preparation of this Agreement.

          L. PLURAL, SINGULAR. Where appropriate, the use of the singular herein shall include and be deemed to be the plural and the use of the plural herein shall include and be deemed to be the singular.

          M. NON-RECORDATION. The parties agree that neither this Agreement, nor any other notice or document whatsoever, shall be recorded on the Land records of the Town of Ellington. In the event the Purchaser records any such document on the Land Records in violation of this Article, then at the Seller's option, this Agreement shall terminate. By its execution of this Agreement, the Purchaser irrevocably appoints the Seller as the Purchaser's Attorney-in-Fact to execute any releases necessary for recordation purposes.


     IN WITNESS WHEREOF, the undersigned parties do hereby set their hands and seals on the day first above written.

Signed, Sealed and Delivered
in the presence of:                         SELLER:


/s/ Peter Sorokin                           /s/ Werner O. Kunzli
-----------------------------               -----------------------------
Peter Sorokin                               Werner O. KUNZLI

/s/ Barbara L. Keeney
-----------------------------
Barbara L. Keeney                           PURCHASER:
                                            THE GROVE CORPORATION

/s/ Peter Sorokin                           By /s/ Joseph LaBrosse, Treasurer
-----------------------------                  ------------------------------
Peter Sorokin                                  Joseph LaBrosse, Treasurer

/s/ Barbara L. Keeney
-----------------------------
Barbara L. Keeney



ESCROW AGENT:                               ESCROW AGENT:
WITTEN & NOLLETTI                           KAHAN, KERENSKY & CAPOSSELA


By /s/ Victor Nolletti                      By /s/ Joseph P. Capossela, Esq.
  ---------------------------                 -------------------------------
   Victor Nolletti                             Joseph P. Capossela, Esq.

                                  SCHEDULE A
                                  ----------


FIRST PIECE:
-----------

Commencing at a point in the general Westerly line of Jobs Hill Road, which point marks the Northeasterly corner of the premises herein described and the Southeasterly corner of land now or formerly of Edward and Shirley Wandzy; thence running in a general Southerly direction along the general Westerly line of Jobs Hill Road for a distance of 123.36 feet to an iron pin; thence N 81 degrees 40' 32" W for a distance of 197.24 feet to an iron pin; thence running S 15 degrees 44' 20" W for a distance of 150 feet to an iron pin; thence running S 81 degrees 38' 10" E for a distance of 195.57 feet to an iron pin set in the general Westerly line of Jobs Hill Road, the last three courses being along land now or formerly of R. & K. Cronsell; thence running S 16 degrees 50' 00" W,
174.70 feet to a point; thence running S 20 degrees 20' 00" W for a distance of 30 feet to a point, the last two courses being along the general Westerly line of Jobs Hill Road; thence running N 69 degrees 40' 00" W for a distance of
125.00 feet to a point; thence running S 54 degrees 20' W for a distance of
314.55 feet to a point; thence running S 89 degrees 26' W for a distance of
505.92 feet to a point, the last three courses being along the SECOND PIECE hereinafter described; thence running N 88 degrees 05' 50" W for a distance of
175.00 feet along land now or formerly of J. & T. DeCarli to a point which marks the Northwesterly corner of land now or formerly of said DeCarli and the Southwesterly corner of the premises herein described; thence running N 03 degrees 25' 50" E for a distance of 638.19 feet to a point; thence running S 88 degrees 11' 20" E for a distance of 127.84 feet to a point, the last two courses and distances being along land now or formerly of Peter and Delores Skipper; thence running S 88 degrees 09' 50" E for a distance of 1009.44 feet along land now or formerly of Edward and Shirley Wandzy to the point and place of beginning, containing in all, 13.90 acres, more or less.


SECOND PIECE:
------------

Commencing at a point in the general Northerly line of Muddy Brook Road, which point marks the Southwesterly corner of the premises herein described and Southeast corner of land now or formerly of J. & T. DeCarli; thence running N 03 degrees 25' 50" E along the general Easterly line of J. & T. DeCarli, 250.00 feet to a point; thence running N 89 degrees 26' E, 505.92 feet; thence running N 54 degrees 20' E, 314.55 feet; thence running S 69 degrees 40' 00" E, 125.00 feet to a point in the general Westerly line of Jobs Hill Road, the last three courses being along the FIRST PIECE above described; thence S 20 degrees 20' 00" W along the general Westerly line of Jobs Hill Road, 293.84 feet to a point; thence N 83 degrees 00' 00" W along the general Northerly line of J. & T. DeCarli, 162.78 feet to a point; thence S 14 degrees 28' 00" W along the general Westerly line of said DeCarli, 163.58 feet to a point in the general Northerly line of Muddy Brook Road; thence N 88 degrees 05' 50" W along the general Northerly line of Muddy Brook Road, 589.44 feet to the point and place of beginning, containing in all, 5.1 acres, more or less.



Said premises are subject to any and all provisions of any ordinance, municipal regulation, or public or private law.

                                   EXHIBIT B
                                   ---------


1.      Lease agreement for heat monitoring system with Ireland Oil Co.

2. Bulk billing agreement with United Cable Television Corp. of Eastern Connecticut d/b/a TCI Cablevision of Central, CT

3.      Rental agreement for laundry equipment with Mac-Gray Company, Inc.